Exhibit 21

Fortress International Group, Inc.
List of Subsidiaries

VTC, L.L.C, doing business as Total Site Solutions

Vortech, LLC

Innovative Power Systems, Inc.

Quality Power Systems, Inc.

Rubicon Integration, LLC

SMLB Ltd.